Prospectus Supplement No. 4	Filed pursuant to Rule 424(b)(3)
To Prospectus dated September 26, 2006	File No. 333-131275

ZION OIL & GAS, INC.

This document supplements the prospectus dated September 26, 2006, as supplemented on November 21, 2006, December 14, 2006 and January 9, 2007, relating to the offer and sale of a minimum of 350,000 up to a maximum of 2,000,000 shares of our common stock. This prospectus supplement is incorporated by reference into the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to the prospectus.

Second Closing, Continuing Offering and Subsequent Closings

Following the receipt and acceptance on January 26, 2007 of subscriptions in a total amount of $2,008,111 for 286,873 shares of our common stock pursuant to the terms of our offering subject of the prospectus, Zion scheduled a second closing of the offering. All subscriptions subject to the accepted agreements were for cash.

The second closing took place on January 29, 2007. At the second closing Zion issued 286,873 shares of its common stock in accordance with the instructions of the subscribers and issued instructions to the escrow agent to disburse proceeds of the subscriptions in the amount of $1,750,153 to the company. The remaining $227,578 of funds in the escrow account were distributed at the second closing to Network 1 Financial Services, Inc., the underwriter of the offering, in accordance with the terms of underwriting agreement as described at pages 16-17 of the prospectus ("PLAN OF DISTRIBUTION - Underwriting Agreement"), as follows: $111,719 in commissions, $55,859 of expense reimbursement and $60,000 in financial advisory and investment banking fees. At the second closing, Zion also issued to the underwriters in accordance with the terms of the underwriting agreement, an Underwriter's Warrant to purchase 6,593 shares of Zion common stock at a price of $8.75 per share to be exercisable for a period beginning six months after the final closing of the offering and expiring on December 28, 2009.

The offering with respect to the remaining 1,276,220 shares of Zion's common stock being offered pursuant to the prospectus will continue in accordance with the "PLAN OF DISTRIBUTION" as described at pages 16-18 of the prospectus until the receipt and acceptance of the maximum offering of 2,000,000 shares or March 26 (which date may be extended by us for up to an additional 60 days) whichever occurs first - unless earlier terminated. One or more interim closings may take place between the second and final closing. We have scheduled another closing for February 28, 2007 and have set February 16, 2007 as the date by which subscriptions must be received in order to be included in such closing, provided documentation is in order and funds received by the closing. Subscriptions received after the cutoff date which are not able to be closed on by the scheduled closing date will continue to be deposited in the Zion escrow account at Sterling Trust Company pending their acceptance and disbursement in the context of subsequent closings. Terms of the continuing offering will be the same as the terms prior to the second closing, with a per share price of $7.00 and a 100 share minimum.

Market for Common Stock

Shares of our common stock commenced trading on the American Stock Exchange on January 3, 2007 under the ticker symbol ZN. Since then and through the January 29, 2007 the highest sales price was $14.05 and the lowest sales price was $7.05. See Supplement No. 2 at page 2 ("American Stock Exchange Listing and Commencement of Trading").

Following the second closing there are approximately 2,800 holders of record of our common stock.

Use of Proceeds

As described above, upon our instructions at the initial closing, the escrow agent released the $2,008,111 of funds in the escrow account as follows: $227,578 to the underwriter in payment of $111,719 of commissions, $55,859 of expenses and a $60,000 financial advisory investment banking fee due underwriter in accordance with the terms of the underwriting agreement. The remaining $1,750,153 were released to the company for use by the company for the purposes and in the amounts described at pages 7-9 of the prospectus ("USE OF PROCEEDS"). These funds have been deposited in interest bearing accounts in our depository banks in the United States and Israel pending their use in furtherance of our plan of operations as described in the prospectus at pages 11-13 ("PLAN OF OPERATIONS AND MANAGEMENT'S DISCUSSION" "-- Basic Plan" and "-- Milestones for the Plan of Operations") and in accordance with the "USE OF PROCEEDS" section at pages 7-9 of the prospectus.

Submission of Application for Asher-Menasseh Exploration License

On January 31, 2007, Zion filed an application with the Israeli Petroleum Commission for a petroleum exploration license, tentatively denominated the Asher-Menasseh License, on approximately 81,000 acres north of Zion's 99,000 acre Ma'anit-Joseph License. The acreage subject to application includes primarily acreage which was subject to Zion's Asher Preliminary Permit as reduced in accordance with the provisions of the Israeli Petroleum Law, together with a small addition of acreage abutting to the north of the lands subject to the Asher Permit.

The application was submitted in accordance with the terms of Zion's Asher Permit, together with Zion's Final Report and Prospect Identification, upon the termination of the Asher Permit on January 31. In the context of the application, Zion proposed a work program to include the acquisition of 20 kilometers of new seismic lines in the Ramot Menasseh (Manasseh Heights) region and the drilling of a test well, tentatively designated the Menasseh #1, to the Triassic formation.

Zion's application is subject to the review and approval of the Israel Petroleum Commissioner, in consultation with the statutory Petroleum Council. Zion does not know when the Commissioner and Council will consider the application or what the results of such consideration will be.

See the prospectus at pages 43-44 ("BUSINESS AND PROPERTIES -- Properties") and at page 45 ("--Israel's Petroleum Law -- Preliminary Permit" and "-- License").

A map of the lands subject to the license application overlaid on the boundaries of the Asher Permit and the company's Ma'anit-Joseph License follows:

Haifa
745
745
10 kilometers
Additional requested area
Mediterranean Sea
Returned
Asher Permit
areas
N
725
725
Proposed ASHER-MENASHE
LICENSE
Megido
Caesarea
Ma'anit #1
700
700
LICENSE 298/MA'ANIT-JOSEPH
Netanya
Tel Aviv
675
675
175
200
225

Related Party Transactions

On January 17, 2007, following the initial closing and in accordance with its terms, we repaid Ms. Irith Rappaport, one of our shareholders, the $75,000 outstanding principal balance outstanding under the credit facility extended by Ms. Rappaport to the company, together with accrued interest thereon. See prospectus at page 30 ("CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS").

On January 18, 2007, following approval by the Audit Committee, we repaid Cimarron Resources, Inc., a company owned by Eugene Soltero, our Chief Executive Officer, the remaining $32,000 principal balance outstanding under a loan facility extended by Cimarron to Zion, together with accrued interest thereon.. See prospectus at page 28 ("CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS").

Amendment to Bylaws

On January 24, 2007, our board of directors amended our bylaws by adding a provision clarifying that shares in Zion did not have to be represented by physical certificates, but could be represented by book entries in our stock register only. Since the initial closing on December 29, 2006, our stock register is being maintained by our registrar and stock transfer agent, Registrar and Transfer Company Cranford, New Jersey. See prospectus at page 38 ("DESCRIPTION OF SECURITIES -- Amendments" "-- Transfer Agent and Registrar").

Modification of the Subscription Agreement

The subscription agreement has been amended to read as shown on the two pages following this one.

Investing in our common stock is very risky. See "Risk Factors" commencing at page 2 of the prospectus to read about the risks that you should consider before buying shares of our stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 1, 2007.

Zion Oil & Gas, Inc.

REVISED SUBSCRIPTION AGREEMENT (and Substitute IRS Form W-9)

INVESTOR PROFILE: (Please completely fill all items below)

TITLE OF ACCOUNT__________________________________________________________________________________________

MAIL ADDRESS (Street, City, State, Zip)__________________________________________________________________________

NAME OF BENEFICIAL OWNER/PURCHASER___________________________________________________________________

How many years at home address?____

HOME (BENEFICIAL) ADDRESS

(If different from mail address)____________________________________________________________________________________

Under Federal Law, we are now required to obtain photo identification of investors. Please indicate below and attach to this subscription form the identification you are providing (by filling in the ID number). Your photo information will remain strictly confidential and will not be used for any purpose other than your purchase of Shares.

PASSPORT #______________ or DRIVER'S LICENSE #_________________ STATE____ or OTHER:_________#___________

DATE OF BIRTH ______________ SS# or TAX ID#_______________ MARITAL STATUS________ # OF DEPENDENTS____

PHONE: (W)__________________________(H) _________________________________ (M) _______________________________

EMAIL:______________________________________________________________________________________________________

EMPLOYER _____________________________________ BUSINESS________________ POSITION _______________#YRS___

ANNUAL INCOME ______________ NET WORTH _____________ LIQUID NET WORTH _____________TAX RATE____%

PRINCIPAL BANK NAME ______________________________________INVESTMENT EXPERIENCE (# OF YEARS) ______

(All the financial information above is required by the Patriot Act and new rules of the National Association of Securities Dealers.)

JOINT INVESTOR: (Fill out if applicable)

PASSPORT #______________ or DRIVER'S LICENSE #_________________ STATE____ or OTHER:_________#__________

DATE OF BIRTH ______________ SS# or TAX ID#__________________ EMAIL_______________________________________

EMPLOYER _____________________________________ BUSINESS________________ POSITION _______________#YRS___

INVESTMENT: WIRE TRANSFER (Instructions on reverse side)

Shares Purchased ____________ Dollar Amount $___________ 5 Initial Purchase 5 2nd 5 3rd 5 4th 5 5th 5 __th 5 CHECK ENCLOSED CHECK NUMBER ________	SENDING BANK ___________________________ City_______________ST___Phone_____________ WIRE #_________________DATE SENT _______

CERTIFICATE DELIVERY ELECTION (Please choose one of the three following options):

5 PHYSICAL DELIVERY: Please deliver the physical certificate representing my Shares to the mailing address above.

5 NETWORK 1 ACCOUNT: Please send me documents to open a Network 1 account and electronically deposit my Shares with the transfer agent so they can be transferred into such an account after being issued.

5 OTHER BROKER ACCOUNT: Please send my Shares to my brokerage account:

FIRM NAME_________________________________Address__________________________City_______________ST____Zip______

NAME ON MY ACCOUNT_________________________________________________________ACCT#_____________

ZION OIL & GAS, INC. Subscription Agreement...Page 2

ACCOUNT CLASSIFICATION:

5 INDIVIDUAL 5 JTWROS 5 ESTATE 5 IRA/KEOGH 5 TEN COM 5 CORP (Supply corp resolution)

5 CUST/UGMA (STATE:_______) 5 TRUST (Supply trust agreement) 5 PARTNERSHIP (Supply partnership agreement)

5 OTHER:______________________________ (e.g. Investment Club, Sole Proprietor, Non-profit, Pension Plan, Profit Sharing Plan)

5 IF FIDUCIARY, STATE NAMES OF PRINCIPAL OFFICERS:_______________________________________________________

ARE YOU A U.S. CITIZEN? 5YES 5 NO IF NO, PLEASE INDICATE COUNTRY: ___________________________

BROKER-DEALER/REGISTERED REPRESENTATIVE DATA (broker-dealer use only):

Broker-Dealer NASD Firm Name: ________________________ Registered Representative:_____________________________________

Address: _______________________________________ Phone:______________Email:________________________________________

IRS FORM W-9 CERTIFICATION:

Under penalties of perjury, I certify that:

  The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding;

  The number shown on this form is my correct taxpayer identification number, and I am not subject to backup withholding because: (a) I am exempt from backup withholding; (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report; or (c) the (IRS) has notified me that I am no longer subject to backup withholding; and

  I am a U.S. person (including a U.S. resident alien).

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. If exempt, indicate type of entity:______________

PURCHASE AGREEMENT:

The Investor named above, by payment of a wire transfer or check payable to ZION OIL & GAS ESCROW ACCOUNT, hereby subscribes for shares of common stock, $.01 par value ("the Shares") indicated above (minimum purchase of 100 shares at a purchase price of $7.00 per Share) of Zion Oil & Gas, Inc. If the dollar amount and number of Shares do not match, the dollar amount shall govern. No fractional Shares shall be purchased and any excess funds representing fractional Shares shall be returned to the Investor. By such payment, the named Investor acknowledges receipt of the Prospectus and any supplements, the terms of which govern the investment in the Shares. The date of this agreement is: ______________.

SIGNATURES: By signing below, I/we represent that I/we have relied on the information set forth in the Prospectus, as and if amended or supplemented and free writing prospectuses on file with the Securities and Exchange Commission, and on no other statement whatever, whether written or oral. The information set forth above (including the IRS Form W-9 Certification and SS# or Tax ID#) is true and correct.

Signatures - Registered Owner: ________________-____________ Co-Owner: _________________________________

PRINTED NAME(S):____________________________________ __________________________________

ACCEPTANCE--ZION OIL & GAS, INC. Signature:_________________________________________________

Name:________________________Title_____________Date_______

SUBMITTAL INSTRUCTIONS:

Subscription Agreements and Checks (payable to Zion Oil & Gas Escrow Account).....Send to:

Network 1 Financial Securities, Inc.,

Corporate Securities Department

2 Bridge Ave, Penthouse Suite,

Red Bank NJ 07701

Phone 800-886-7007 Fax 732-758-6671

Wire Transfers: United Western Bank, Denver, CO ABA Routing No. 102089534 Account No. 5037001517 Acct: Sterling Trust Co. FBO: Zion Oil & Gas Escrow Acct